Exhibit 2.4

DESCRIPTION OF SECURITIES

The following description of the capital stock of QIWI Plc (“us,” “our,” “we” or the “Company”) is a summary of the rights of our ordinary shares and certain provisions of our articles of association in effect as of April 29, 2022. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of association filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 20-F for the year ended December 31, 2021, as well as to the applicable provisions of Cypriot legislation on stock corporations. We encourage you to read our articles of association and applicable Cypriot legislation on stock corporations carefully.

Share Capital

As of April 29, 2022, our issued share capital consists of 10,413,522 class A shares and 52,299,453 class B shares outstanding, each with a par value of €0.0005 per share.

American depositary shares, or ADSs, each representing one class B share, have been listed on the Nasdaq Stock Market LLC since May 3, 2013 and have been admitted to trading on the Moscow Stock Exchange since May 20, 2013, under the symbol “QIWI.”

Rights Attaching to Shares

Voting rights. For so long as class A shares are in issue and are outstanding, each class A share has the right to ten votes at a meeting of our shareholders; and each class B share has the right to one vote at a meeting of our shareholders.

Issue of shares and pre-emptive rights. Subject to the Cypriot law and our articles of association, already authorized but not yet issued shares are at the disposal of our board of directors, which may allot or otherwise dispose of any unissued shares as it may decide. All new shares and/or other securities giving right to the purchase of our shares or which are convertible into our shares must be offered before their issue to our shareholders on a pro rata basis. If the new securities are of the same class as existing shares, the offer must first be made on a pro rata basis to the shareholders of the relevant class and, if any such new securities are not taken up by those shareholders, an offer to purchase the excess will be made to all other shareholders on a pro rata basis (provided that such pre-emption rights have not been removed). On May 8, 2018 the disapplication of pre-emptive rights in connection with the issues of up to an additional 52,000,000 class B shares, including in the form of ADSs, previously authorized by our shareholders, has expired and since then any issuance and allotment of class B shares by the Company for cash consideration is subject to pre-emptive rights.

Conversion. At the irrevocable request of any class A shareholder, all or part of the class A shares held by such shareholder will convert into class B shares, on the basis that each class A share shall convert into one class B share, and the class B shares resulting from such conversion shall rank pari passu in all respects with the existing class B shares in issue.

In addition, class A shares will be automatically converted into class B shares, on a one-to-one basis, in the following circumstances: (1) all class A shares which are transferred by a holder, except in circumstances permitted under our articles of association, shall, immediately upon such transfer, be automatically converted into class B shares; (2) all class A shares held by a shareholder will be automatically converted into class B shares on the occurrence of a change of control (as defined in our articles of association) of that class A shareholder; and (3) all class A shares will be automatically converted into class B shares in the event that the aggregate number of class A shares constitute less than 10% of the aggregate number of class A and class B shares outstanding.

For so long as class A shares are in issue and are outstanding, class A shares will not convert into class B shares where: (1) the transfer is to one or more of the transferor’s directly or indirectly controlled affiliates (as defined in our articles of association); (2) 10% or more of the total number of class A shares in issue are transferred as a single transaction or a series of related transactions by a shareholder or a group of shareholders; (3) the transfer is to one or more of the existing class A shareholders; and (4) the transfer is to the person(s) that was (were) the ultimate beneficial owner(s) of class A shareholder at the time of Listing. In the case of (2) above the transfer of A shares is permitted if: (a) it is approved in writing by the shareholders holding in aggregate at least 75% of the total number of class A shares in issue; or (b) the shareholder (or a group of shareholders) transferring class A shares has (or have) offered such shares to the other then existing shareholders holding class A shares in accordance with the procedure set out in the articles of association.

Dividend. For so long as class A shares are in issue and are outstanding, our board may declare dividend, including final dividend, but no dividend will be paid except out of our profits. Our board of directors may set aside out of our profits such sums as it thinks proper as a reserve. The board of directors may also, without establishing a reserve, carry forward to the next year any profits it may think prudent not to distribute as a dividend. The class A shares and the class B shares have the right to an equal share in any dividend or other distribution we pay. Please see “Dividend Policy” for more details.

Winding Up. If our company is wound up, the liquidator may, upon a special resolution and any other procedure prescribed by the Cypriot law, (i) divide in specie or kind all or part of our assets among the shareholders; and (ii) vest the whole or any part of such assets in trustees for the benefit of the contributories as the liquidator shall think fit, but so that no shareholder is compelled to accept any shares or other securities with any attached liability.

Form and transfer of shares. The instrument of transfer of any share must be executed by or on behalf of the transferor and the transferee, and the transferor will be deemed to be the holder of the share until the name of the transferee is entered into the register of shareholders. Except as set out above and in our articles of association, shareholders are entitled to transfer all or any of their shares by instrument of transfer in writing in any usual or common form or in any other form, including electronic form, which the directors may approve.

There is no limitation under Cypriot law or our articles of association on the right of non-Cypriot residents or nationals to own or vote our shares.

Convening Shareholders’ Meetings

An annual general meeting must be held not more than 15 months after the prior annual general meeting, and at least one annual general meeting must be held in each calendar year.

Our board of directors, at its discretion, may convene an extraordinary general meeting. Extraordinary general meetings must also be convened by the board of directors at the request of shareholders holding in aggregate at the date of the deposit of the requisition either (a) not less than 10% of our outstanding share capital or (b) not less than 10% of the voting rights attached to our issued shares, or, in case the board of directors fails to do so within 21 days from the date of the deposit of the requisition notice, such requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting, but any meeting so convened may not be held after the expiration of 3 months from the date that is 21 days from the date of the deposit of the requisition notice.

The annual general meeting and a shareholders’ general meeting called for the election of directors or for a matter for which Cypriot law requires a special resolution, which means a resolution passed by a majority of not less than 75% of the voting rights attached to our issued shares present and voting at a duly convened and quorate general meeting, must be called with no less than 45 days’ written notice or such longer notice as is required by the Companies Law (not counting the day in which it was served or deemed to be served and the date for which it is given). Other shareholders’ general meetings must be called with no less than 30 days’ written notice.

A notice convening a shareholders’ general meeting shall be served within 5 days after the record date for determining the shareholders entitled to receive notice of attend and vote at such General Meeting, which is fixed by the Board and is not more than 60 days and not less than 45 days prior to an Annual General Meeting, or a General Meeting called for the passing of a Special Resolution, or for the election of Directors, and not more than 45 days and not less than 30 days prior to any other General Meeting. A notice convening a shareholders’ general meeting must be sent to each of the shareholders, provided that the accidental failure to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice will invalidate the proceedings at that meeting to which such notice refers in the event that a shareholder holding not less than 5% of our outstanding share capital is not in attendance as a result of the accidental failure to give notice or non-receipt thereof.

All shareholders are entitled to attend the shareholders’ general meeting or be represented by a proxy authorized in writing. The quorum for a shareholders’ general meeting will consist of shareholders representing 50.01% of the voting rights attached to our issued shares, whether present in person or by proxy.

The agenda of the shareholders’ general meeting is determined by our board of directors or by whoever else is calling the meeting.

Voting

Matters determined at shareholders’ general meetings require an ordinary resolution, which requires a simple majority of the votes cast at any particular general meeting duly convened and quorate, unless our articles of association and the Companies Law specify differently. It is within the powers of the shareholders to have a resolution executed in writing by all shareholders and in such event no meeting needs to take place or notice to be given.

Reserved Matters

Our articles of association provide for special majorities for resolutions concerning, among other things, the following matters (for so long as class A shares are in issue and outstanding): (i) any variance to the rights attached to any class of shares requires approval of the holders of 75% of the shares of the affected class, passed at a separate meeting of the holders of the shares of the relevant class, as well as a special resolution of the general meeting; and (ii) approval of the total number of shares and classes of shares to be reserved for issuance under any of our or our subsidiaries’ employee stock option plan or any other equity-based incentive compensation program requires approval of a majority of not less than 75% of the voting rights attached to all issued shares present and voting at a duly convened and quorate general meeting.

Relevant Provisions of Cypriot law

The liability of our shareholders is limited. Under the Cypriot law, a shareholder of a company is not personally liable for the acts of the company, except that a shareholder may become personally liable by reason of his or her own acts.

As of the date of this annual report, Cypriot law does not contain any requirement for a mandatory offer to be made by a person acquiring shares or depositary receipts of a Cypriot company even if such an acquisition confers on such person control over us if neither the shares nor depositary receipts are listed on a regulated market in the European Economic Area (EEA). Neither our shares nor depositary receipts are listed on a regulated market in the EEA.

Cypriot Companies Law contains provisions in respect of squeeze-out rights. The effect of these provisions is that, where a company makes a takeover bid for all the shares or for the whole of any class of shares of another company, and the offer is accepted by the holders of 90% in value of the shares concerned, the offeror can upon the same terms acquire the shares of shareholders who have not accepted the offer, unless such persons can persuade the Cypriot courts not to permit the acquisition. If the offeror company already holds more than 10%, in value of the shares concerned, additional requirements need to be met before the minority can be squeezed out. If the company making the takeover bid acquires sufficient shares to aggregate, together with those which it already holds, more than 90%, then, within one month of the date the bidder holds more than 90%, it must give notice of the fact to the remaining shareholders and such shareholders may, within three months of receiving such notice, require the offeror company to acquire their shares and the offeror company shall be bound to do so upon the same terms on which the shares were acquired or on such other terms as may be agreed between them or upon such terms as the court may order.

American Depositary Shares

The Bank of New York Mellon, as depositary, registers and delivers our ADSs. Each ADS will represent one class B share (or a right to receive one class B share) deposited with the principal London office of The Bank of New York Mellon, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 240 Greenwich Street, New York, New York 10286. The depository’s principal executive office is located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cyprus law governs shareholder rights. The depositary will be the holder of class B shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

Dividends and Other Distributions

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on class B shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of class B shares your ADSs represent.

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Cash. The depositary will convert any cash dividend or other cash distribution we pay on the class B shares underlying the ADSs into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Distribution of Class B Shares. The depositary may distribute additional ADSs representing any class B shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will try to sell class B shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new class B shares. The depositary may sell a portion of the distributed class B shares sufficient to pay its fees and expenses in connection with that distribution.

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Rights to Purchase Additional Class B Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the class B shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by class B shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, class B shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our class B shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADSs if you or your broker deposit class B shares or evidence of rights to receive class B shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

You may surrender your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the class B shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

ADS holders may instruct the depositary to vote the number of deposited class B shares their ADSs represent. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders must instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, subject to the laws of Cyprus and of our articles of association or similar documents, to vote or to have its agents vote class B shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your class B shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon not less than 45 days prior to the meeting date.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Change the nominal or par value of our class B shares	The cash, class B shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
• Reclassify, split up or consolidate any of the deposited securities

The depositary may distribute some or all of the cash, class B shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

• Distribute securities on class B shares that are not distributed to you
• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

Termination of the Deposit Agreement

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the termination date included in such notice. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver class B shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary shall be discharged from all obligations under the deposit agreement, except to account for the net proceeds of such sale and other cash (after deducting fees and expenses and applicable taxes and governmental charges). The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations, as well as those of our directors, officers, employees, agents and affiliates, and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;
•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;
•	are not liable if we or it exercises discretion permitted under the deposit agreement;
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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;
•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of class B shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any class B shares or other deposited securities;
•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive Class B Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying class B shares at any time except:

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When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of class B shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our class B shares.

•	When you owe money to pay fees, taxes and similar charges.
•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of class B shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying class B shares. This is called a pre-release of the ADSs. The depositary may also deliver class B shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying class B shares are delivered to the depositary. The depositary may receive ADSs instead of class B shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns class B shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; (3) the depositary must be able to close out the pre-release on not more than five business days’ notice and (4) the pre-release is subject to such further indemnities and credit regulations as the depositary deems appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement shall not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office any reports, notices and other communications, including any proxy soliciting material that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.